Exhibit 10.1
Strictly Private & Confidential
Kylie Kendrick
[INTENTIONALLY OMITTED]
[INTENTIONALLY OMITTED]
[INTENTIONALLY OMITTED]
March 23, 2021
Dear Kylie,
We are excited to offer you the position of Chief Operations Officer, with Jones Lang LaSalle (“JLL”) initially based in London, beginning as soon as practical following any required notice or garden leave period from your current employer . Our offer is contingent upon your commitment to relocate to Chicago within a reasonable time frame following the attainment of required Visas.

Role	Chief Operations Officer
Location	30 Warwick Street, London, W1B 5NH
Hours of Work
You will be required to work such additional hours as are deemed necessary by the Company for the proper performance and exercise of your duties without additional pay. You agree that the limit imposed by the Working Time Directive 1998 in respect of a maximum 48 hours working week does not apply to your employment. You may withdraw your agreement to this at any time by giving the Company three months’ written notice. Relevant US regulations will apply upon relocation to Chicago.

Start Date	Start on or before June 1 (or within a reasonable time following your notice period)
Basic Salary	£385,000 per annum (based on a conversion from USD 500,000)
Car Cash Allowance	You will receive a car cash allowance of £10,625 per annum. You should note that this allowance is non-pensionable. This allowance will only be provided while you are based in the UK.
Pension
The Company will make a contribution into the Plan which is twice your own contribution up to a maximum employer contribution of 12% of your basic annual salary. The current minimum employee pension contribution is 3% of your annual salary. You will be opted into the pension from your start date as an employee of the Company.
For pension contribution purposes your basic annual salary will be capped at £100,000. This pension contribution will only be provided while you are based in the UK.

Life Assurance
You will be covered in the event of your death at 4x your basic salary which is payable as a lump sum, subject to satisfying the eligibility criteria and the rules in force at the time and varied from time to time. You will migrate to the US benefits, which may differ from the UK benefits, upon relocation to Chicago.

Private Healthcare
You will join the Company’s private medical scheme from the date you commence employment, subject to satisfying the eligibility criteria and the rules in force at the time and varied from time to time. You are entitled to Family cover Private Healthcare. You will migrate to the US benefits, which may differ from the UK benefits, upon relocation to Chicago.

Annual Leave
You will have 30 days per annum based on a full time role of 260 working days per annum; this will be pro rata to reflect your start date. This is in addition to the recognised public holidays in force in the United Kingdom and includes your statutory entitlements under the Working Time Directive 1998. You will migrate to the US paid time off and holiday pay, which may differ from the UK benefits, upon relocation to Chicago.

Annual Target Bonus
Your annual target bonus for this role is £1,155,000 in year 1 (based on a conversion from USD 1,500,000). Bonus payout levels will vary from year to year. We determine bonuses based on various factors, including (i) your performance against the specific goals you will develop with your manager, (ii) the performance of your business unit and (iii) the overall performance of the Company.
Actual bonus payments are discretionary, and to receive a bonus, you must be employed with us on the date we pay it. If you leave the Company for any reason before the payment date, you will not receive a bonus payout, pro rata or otherwise.
Your annual cash bonus for the calendar year in which you commence employment will be a minimum of £808,500 (70% of your annual target bonus) with no adjustments for part of a calendar year’s service.
JLL is a pay-for-performance organization, and your performance in the coming year will be considered in the compensation decisions made in 2022, and will be subject to the usual deductions for income tax and National Insurance contributions.

LTIP
In consideration for your continued employment, you will participate in the Senior Leader LTIP. JLL agrees to grant you an equity award with a total grant value of $1,000,000 (USD). JLL will grant you 50% of your equity award in Performance Stock Units (‘PSUs’) and 50% of your equity award in Restricted Stock Units (‘RSUs’), subject to JLL Board of Director approval. The award will be delivered in 2021 provided you remain employed on the grant date. Equity awards are subject to the terms of their respective Grant Agreements and the terms of the JLL 2019 Stock Award Incentive Plan.

RSUs
JLL agrees to grant you a one-time, $300,000 Restricted Stock Units (“RSUs”) award subject to JLL Board of Director approval. This award will be delivered in 2021 provided you remain employed on the grant date. RSU awards are subject to the terms of the individual Grant Agreement and the terms of the JLL 2019 Stock Award Incentive Plan. RSU’s will cliff vest on the third anniversary of the grant date as provided in the Grant Agreement.

Welcome Bonus
We also will pay you a sign-on bonus of £330,000 and will be subject to the usual deductions for income tax and National Insurance contributions paid as follows:
• £165,000 to be paid in your first pay after hire
• £165,000 to be paid in next pay after 1st anniversary

If you leave JLL voluntarily or are terminated for Cause within one year of payment of the Welcome Bonus, you agree to repay the pro-rated amount of the first installment paid to you. You will not be paid any part of the second installment if you leave JLL before the second installment is due to be paid. Cause shall mean the sustained underperformance of your duties, any act or omission by you that constitutes misconduct, a material violation of any JLL policy or procedure, or, as allowed by law, a violation of any law, as determined in JLL’s sole discretion. If the funds available in any final salary payment are insufficient to repay the amount you will be required to pay a net sum based on your tax code and statutory requirements at the time of repayment. The difference can be paid by cheque or cash before your leave date. You and the Company agree that the repayment by you of the Welcome Bonus in these circumstances is a genuine pre-estimate of loss suffered by the Company and is not a penalty.

Global Mobility
JLL intends to relocate you to Chicago as soon as possible but no later than August 2022 and will support you with this move in line with our Global Mobility practices. Please be aware that Terms and Conditions will be localised upon transfer.

Your offer is conditional upon eligibility to work in the UK and contingent upon your commitment to relocate to Chicago upon the completion of the US immigration process.
You are required to complete a screening and background check. Our service is provided by Vero Employment Screening Ltd. and they will contact you via the e-mail address you have provided us to complete an online form and provide supporting documentation so that the necessary checks can be completed by the first day of your employment.
Once your offer has been confirmed we will issue you with a full starter pack.
The starter pack will include your full terms and conditions of employment. You will need to read and return a signed copy of your terms and conditions of employment which will require you to declare that you have read, understood and will comply with the terms and conditions, Codes and Policies of the Company.

On a more personal note, I would like to welcome you to JLL.
Yours sincerely,
/s/ Christian Ulbrich
Christian Ulbrich
Chief Executive Officer & President, JLL